EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Lakers Holding Corp., LifePoint Hospitals, Inc. and Province Healthcare Company related to LifePoint Hospitals, Inc.’s merger with Province Healthcare Company and to the incorporation by reference therein of our report dated February 10, 2004 (except Notes 2 and 16, as to which the dates are June 30, 2004 and August 16, 2004, respectively), with respect to the consolidated financial statements of Province Healthcare Company included in its Current Report on Form 8-K, dated September 14, 2004, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
October 19, 2004